EXHIBIT 99.1
                                  ------------



VIACOM INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited; all amounts, except per share amounts, are in millions)



                                                            Three Months Ended
                                                                  March 31,
                                                            ------------------

                                                            1995          1994
                                                            ----          ----

Revenues                                                  $2,695.6      $ 837.8
                                                          --------      -------
                                                          --------      -------

Earnings (loss) from continuing operations                $  335.1      $(306.8)

Other income (expense):
  Interest expense, net                                     (196.8)       (47.3)
  Other items, net                                            27.5         (4.7)
                                                            ------        -----
Earnings (loss) from continuing operations before
income taxes                                                 165.8       (358.8)

  Provision for income taxes                                 (98.9)       (92.4)
  Equity in earnings of affiliated companies, net of tax        .8          3.5
  Minority interest                                           (4.1)        12.3
                                                              -----      ------
Net earnings (loss) from continuing operations                63.6       (435.4)
  Earnings from discontinued operations, net of tax            7.6          3.8
                                                              -----      ------
Net earnings (loss)                                           71.2       (431.6)
  Cumulative convertible preferred stock dividend requirement 15.0         22.5
                                                             ------      ------
Net earnings (loss) attributable to common stock          $   56.2      $(454.1)
                                                             ------      ------
                                                             ------      ------

Primary and fully diluted earnings (loss) per common share:
  Net earnings (loss) from continuing operations          $     .13     $ (3.62)
  Net earnings (loss)                                     $     .15     $ (3.59)

Weighted average number of common shares:
  Primary                                                    384.9        126.4
  Fully diluted                                              385.3        126.4


See accompanying notes.

Viacom Inc. and Subsidiaries
Notes to Condensed Statements of Operations
- -------------------------------------------



Basis of Presentation

     On March 11, 1994, Viacom Inc. (the "Company") acquired a majority of the Paramount common stock outstanding at a price of $107 per share in cash. On July 7, 1994, Paramount Communications Inc. ("Paramount Communications") became a wholly owned subsidiary of the Company at the effective time of a merger between Paramount and a subsidiary of the Company. On September 29, 1994, Blockbuster Entertainment Corporation ("Blockbuster") was merged with and into the Company. Paramount Communications and Blockbuster results of operations are included in the Company's consolidated results of operations effective March 1, 1994 and October 1, 1994, respectively. As a result, 1995 first quarter operating results are not comparable to results as reported for the first quarter of 1994.

     The sale of Madison Square Garden (MSG), completed on March 10, 1995 for approximately $1 billion did not result in the recognition of an after-tax gain. Results of operations of MSG are reported net of tax as discontinued operations; prior-year results have been reclassified to conform with the current year presentation.

     Results of operations for the three months ended March 31, 1994 include certain merger-related charges to the Company's pre-merger businesses reflecting their integration with similar Paramount Communications units. The merger-related charges of $332.1 million principally relate to adjustments of programming assets based upon new management strategies and additional programming sources resulting from the merger with Paramount Communications and include a charge of $17.4 million reflecting the combination of the Viacom International and Paramount Communications staffs.

     Results of operations for the three months ended March 31, 1995 include approximately $250.0 million of revenues and $68.0 million of earnings from continuing operations attributable to the conforming of accounting policies of Viacom International, Paramount Communications and Spelling Entertainment Group television programming libraries.

Net earnings (loss) per common share

     Primary net earnings (loss) per common share is calculated based on the weighted average number of common shares outstanding during each period, the effects of common shares potentially issuable in connection with the variable common rights, contingent value rights, stock options and warrants. For each period presented, the effect of the assumed conversion of Preferred Stock is antidilutive and, therefore, the effect is not reflected in fully diluted net earnings per common share.